Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of June 1, 2009 (the “Effective Date”), by and between EnteroMedics Inc. (the “Company”), a Delaware corporation, whose principal place of business is 2800 Patton Road, St. Paul, MN 55113, and Nicholas L. Teti, Jr. (the “Consultant”), whose address is                     .

WHEREAS, the Consultant currently serves as a member of the Company’s Board of Directors;

WHEREAS, the Company desires that the Consultant provide additional services to the Company as an independent contractor and the Consultant desires to provide such additional services as an independent contractor.

NOW, THEREFORE, in consideration of the mutual representations, promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Term of Agreement. The Company hereby engages the Consultant as a consultant, subject to the terms and conditions hereof, for the period commencing as of the Effective Date and ending on June 1, 2010 (the “Term”), except as the Term may be extended by mutual written agreement of the parties hereto or earlier terminated as hereafter provided. The period during which the Consultant is performing services under this Agreement shall be referred to herein as the “Consulting Period.”

2. Consulting Services. During the Consulting Period, the Consultant shall perform consulting services for the Company. Such consulting services are anticipated to include, but not limited to, working with Company management at a strategic level with respect to the Company’s commercialization planning, business and corporate development activities and investor relations. During the Term, the Consultant will devote 160 hours per month to accomplishing his duties and responsibilities under this Agreement. Consultant shall make himself available in person for meetings and consultation with Company employees at the Company’s headquarters in St. Paul, Minnesota upon reasonable request. Consultant’s principal contact at EnteroMedics shall be Mark B. Knudson, Ph.D., and Consultant shall accept instructions/directions from and report to this contact person or any other designee specified by Dr. Knudson.

3. Independent Contractor.

(a) The Consultant shall perform the consulting services described in Section 2 as an independent contractor without the power to bind or represent the Company for any purpose whatsoever. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. The Consultant shall not present himself as an employee of the Company or any of its affiliates.

(b) The Consultant shall not be entitled to participate in any employee benefit plans maintained by on behalf of the Company or any of its affiliates during the Consulting Period. The Consultant hereby acknowledges his separate responsibility for all federal and state withholding taxes, Federal Insurance Contribution Act taxes, workers’ compensation and unemployment compensation taxes and business license fees, if applicable.

4. Compensation.

(a) Consulting Fee. In remuneration for the consulting services to be performed under this Agreement by the Consultant during the Consulting Period, the Consultant shall receive an annual consulting fee equal to two hundred seventy-five thousand dollars ($275,000) (the “Consulting Fee”), payable no less frequently than monthly in arrears. The Consulting Fee shall be in addition to, and not in lieu of, those fees or other remuneration to which the Consultant may be entitled pursuant to Company policies in his position as member of the Board of Directors.

(b) Equity Award. As additional compensation for the consulting services to be performed by the Consultant under this Agreement, the Company shall grant the Consultant a non-qualified option to purchase one hundred fifty thousand (150,000) shares of the Company’s common stock at the closing market price of the Company’s common stock on the date such award is approved by the Company’s Board of Directors. This option shall have a 10-year term and shall vest one-thirtysixth per month for three years and shall be vested in full on the third anniversary of the grant date.

5. Expenses. The Company will reimburse Consultant for actual incidental expenses (with no increase for handling or other mark-up) incurred in performing this Agreement, but such expenses shall not exceed one hundred dollars ($100) per month without the Company’s prior written consent. Travel expenses must be approved in advance by the Company. Consultant shall provide the Company with appropriate documentation for tax purposes for all expenses paid by the Company. Consultant shall submit monthly invoices for time and expenses.

6. Termination. During the Term, this Agreement and the Consulting Period may be terminated at any time by the Company or the Consultant, with or without cause, upon thirty (30) days’ prior written notice to the other party. The Agreement may be terminated by the Company immediately for any willful breach by Consultant of this Agreement or any willful misconduct or malfeasance by Consultant that may be detrimental or harmful to the Company. In the event of the termination of this Agreement pursuant to this Section 6, the Company’s obligations under Section 4(a) shall cease on the effective date of such termination. In the event of the Consultant’s death or permanent disability, the Agreement and Consulting Period shall terminate. The provisions of this Section 6, as well as Sections 7, 8, 9 and 15 shall survive the expiration or termination of this Agreement and shall remain in full force and effect in accordance with the terms thereof.

7. Exclusivity. Due to the confidential nature of the information which will be disclosed to Consultant in connection with his performance of the consulting services under this Agreement, Consultant shall not do any other consulting work for any other third party in the area of the Company’s products, services or Technology or for any competitor or potential competitor of the Company during the Term and for a period of six months thereafter without prior approval by the Company. The Company’s “Technology” shall include the Company’s proprietary VBLOCTM, vagal blocking therapy, and MaestroTM System or any similar device or related processes, products or services related to obesity management or treatment of gastrointestinal disorders, including, without limitation, the use of neuroblocking or neurostimulation to treat obesity, its associated co-morbidities, metabolic syndrome and gastrointestinal disorders.

8. Confidential Information; Non-Solicitation. The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company. The Consultant acknowledges that the proprietary information, observations and data obtained by him during the Consulting Period concerning the business or affairs of the Company are the property of the Company. By reason of being a member of the Company’s Board of Directors and through the services provided under this Agreement, the Consultant has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations. Therefore, the Consultant hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(a) The Consultant will not use, disclose to others, or publish or otherwise make available to any other party any inventions or any Confidential Information about the affairs of the Company, including but not limited to confidential information concerning the results of the Company’s clinical trials and financial condition. “Confidential Information” shall include any information considered by the Company to be confidential and/or proprietary that is disclosed by the Company to Consultant, all confidential information of third parties that is to be held as confidential by the Company, commercial or trade secrets about Company’s proprietary Technology, products, devices and methods, as well as information about the Company’s engineering designs, plans and standards, commercial plans, sales and marketing plans, techniques and reports, analytical techniques, technical information, employee information, or financial and business records, any of which contains proprietary information created or acquired by the Company and which information is held in confidence by Company. Confidential Information does not include information which: (i) becomes generally available to the public, unless said Confidential Information was disclosed in violation of a confidentiality agreement; or (ii) becomes available to the Consultant on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company or has not breached a duty of confidentiality to the Company in disclosing such information.

(b) During the Term and for twelve (12) months thereafter, the Consultant will not directly or indirectly through another entity (i) induce any employee of the Company to leave the Company’s employ (unless the Board of Directors shall have authorized such employment and the Company shall have consented thereto in writing) or in any way interfere with the relationship between the Company and any employee thereof or (ii) tortuously interfere with the Company’s business relationship with any supplier, customer, vendor, clinical trial sponsor or other business relation of the Company.

9. Intellectual Property; Works of Authorship.

(a) Consultant agrees to disclose promptly to the Company all inventions, improvements, know-how, formulas, trade secrets, secret processes, technical information, or any other intellectual property (other than works of authorship) made or conceived, either alone or jointly with others, during the term of this Agreement and for six (6) months thereafter as a result of the services provided pursuant to this Agreement or of the Confidential Information obtained by Consultant during the term of this Agreement or any extension thereof. Consultant agrees that the Company shall be the exclusive owner of the entire right, title, and interest in and to any and all such intellectual property, including any patent applications and any patents that may issue therefrom anywhere in the world. Consultant agrees to assign all right, title, and interest in and to such intellectual property to the Company without further payment from the Company. Consultant also agrees that, upon the Company’s request and at the Company’s expense, Consultant will provide reasonable assistance to the Company in prosecuting, maintaining, and protecting patents covering any such intellectual property.

(b) Any original work of authorship including any written, pictorial, graphic or audiovisual work, sound recording, courseware design or architecture in any form including, but not limited to, computer generated files and code, created by the Consultant in the course of providing services to the Company under this Agreement shall be deemed as “works made for hire” and be the sole property of the Company and the Company shall own all the rights including the rights to copyright in the work. To the extent that any of the foregoing does not qualify as a “work made for hire,” Consultant hereby irrevocably transfers, assigns and conveys the exclusive copyright ownership thereof to the Company, free and clear of any liens, claims or other encumbrances, to the fullest extent permitted by law. Consultant agrees to execute all documents and perform all acts that the Company may reasonably request in order to assist the Company in perfecting its rights in and to the works developed under this Agreement anywhere in the world. The Company will reimburse Consultant for any expenses reasonably incurred by Consultant in so doing.

(c) The obligations to assign inventions and copyrights to the Company shall not apply to any invention or copyrights for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Consultant’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Consultant for the Company.

10. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes any prior agreement or understanding whether oral or written between the parties with respect to the matters covered hereby. Nothing in this Agreement shall be construed to grant Consultant any right of service on the Company’s Board of Directors or committee thereof.

11. Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered in person, sent by certified or registered mail, return receipt required, postage paid to the addresses stated above or to such other address as either party may designate or by facsimile to such facsimile number as either party may designate. All mailing notices shall be deemed effective upon depositing in the mail.

12. Waiver. The waiver of either party of a breach of any provision of this Agreement shall not operate as or be construed as a continuing waiver or as a consent to or waiver of such subsequent breach.

13. Modification. This Agreement may only be modified in writing signed by both parties.

14. Nonassignable. Since the consulting services to be provided under this Agreement are personal, all duties to be performed by Consultant may not be assigned to any other individual or third party without the written consent of the Company.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY IS WAIVED BY THE COMPANY AND CONSULTANT. THE COMPANY AND CONSULTANT HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN HENNEPIN COUNTY, MINNESOTA, IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY.

16. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENTEROMEDICS INC.

By:	/s/ Mark B. Knudson, Ph.D.
Name:	Mark B. Knudson, Ph.D.
Title:	President and Chief Executive Officer

CONSULTANT

/s/ Nicholas L. Teti, Jr.
Nicholas L. Teti, Jr.